Nektar Therapeutics Reports Third Quarter 2010 Financial Results

SAN CARLOS, Calif., Nov. 4 /PRNewswire-FirstCall/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the third quarter ended September 30, 2010.

Cash, cash equivalents, and short-term investments at September 30, 2010 were $303.3 million as compared to $396.2 million at December 31, 2009.

Revenue for the third quarter of 2010 increased to $37.9 million as compared to $10.2 million in the third quarter of 2009.  The increase in revenue year over year is largely the result of the amortization of the $125 million milestone payment received from AstraZeneca in September 2009 under the partnership agreement for NKTR-118.

Total operating costs and expenses in the third quarter of 2010 were $44.2 million compared to $39.1 million in the third quarter 2009. The increase in total operating costs and expenses was primarily due to an increase in research and development expenses.

Research and development expenses were $27.7 million and increased by 20% in the third quarter of 2010 as compared to $23.0 million for the same quarter in 2009.  General and administrative expense increased slightly to $10.2 million in the third quarter 2010 from $9.9 million in the third quarter of 2009.

“Nektar’s continued productivity in research and development has resulted in a deep pipeline of programs that range from those in preclinical research to those preparing for Phase 3,” said Howard W. Robin, President and Chief Executive Officer of Nektar.  “With our Phase 2 data this year from our exciting oncology candidate, NKTR-102, and the preclinical data from our new opioid candidate, NKTR-181, we continue to demonstrate the value of Nektar’s proprietary polymer conjugate technology.”

Net loss for the third quarter ended September 30, 2010 decreased to $8.7 million or $0.09 per share as compared to a net loss of $31.0 million or $0.33 per share in the third quarter of 2009.

Conference Call to Discuss Third Quarter 2010 Financial Results

A conference call to review the financial results will be held today, Thursday, November 4, 2010 at 2 PM Pacific Time.

Details are below:

The press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investor Relations section of the Nektar website: http://www.nektar.com. The web broadcast of the conference call will be available for replay through Friday, November 19, 2010.

To access the conference call, follow these instructions:

Dial: (800) 798-2864 (U.S.); (617) 614-6206 (international)
Passcode: 87996589 (Nektar is the host)

An audio replay will also be available shortly following the call through Friday, November 19, 2010 and can be accessed by dialing (888) 286-8010 (U.S.); or (617) 801-6888 (international) with a passcode of 55049373.

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in the press release, or explained on the conference call, related information will be made available on the Investor Relations page at the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar

Nektar Therapeutics is a biopharmaceutical company developing novel therapeutics based on its PEGylation and advanced polymer conjugation technology platforms. Nektar has a robust R&D pipeline of potentially high-value therapeutics in oncology, pain and other areas. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for Nektar's oral NKTR-118 development program to treat opioid-induced constipation and its NKTR-119 development program for the treatment of pain without constipation side effects. The company has additional pain compounds in preclinical studies. In oncology, NKTR-102, a novel topoisomerase I-inhibitor, is being evaluated in Phase 2 clinical studies for the treatment of ovarian, breast and colorectal cancers. NKTR-105, a novel anti-mitotic agent, is in a Phase 1 clinical study in cancer patients with refractory solid tumors.

Nektar's technology has enabled nine approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including UCB's Cimzia(R) for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS(R) for hepatitis C and Amgen's Neulasta(R) for neutropenia.

Nektar is headquartered in San Carlos, California, with additional R&D operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

This press release contains forward-looking statements that reflect management's current views regarding the value and potential of Nektar's pipeline of drug candidates, the value and potential of Nektar's technology platform, and the value and potential of certain of Nektar's collaborations with third parties.  These forward-looking statements involve numerous risks and uncertainties, including but not limited to: (i) Nektar's product candidates and those of its collaboration partners are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval for numerous reasons including safety and efficacy findings even after positive findings in preclinical and clinical studies; (ii) the timing of the commencement or end of clinical trials and the successful commercial launch of our drug candidates may be delayed or unsuccessful due to slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, regulatory delays and requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (iii) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of the application of Nektar's technology platforms to potential new drug candidates is therefore very uncertain and unpredictable and one or more research and development programs could fail; (iv) Nektar's patent applications for its proprietary or partner product candidates may not issue, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required in the future; (v) the outcome of any future intellectual property or other litigation related to Nektar's proprietary product candidates or complex commercial agreements; (vi) if Nektar is unable to establish and maintain collaboration partnerships on attractive commercial terms (such as for NKTR-102), our business, results of operations and financial condition could suffer; and (vii) certain other important risks and uncertainties set forth in Nektar's Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed with the SEC on July 28, 2010, the Current Report on Form 8-K filed with the SEC today, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 to be filed with the SEC on or about November 4, 2010.  Actual results could differ materially from the forward-looking statements contained in this press release.  Nektar undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

Nektar Investor Inquiries:
Jennifer Ruddock/Nektar Therapeutics
(650) 631-4954

Susan Noonan/SA Noonan Communications, LLC
(212) 966-3650

Nektar Media Inquiries:
Karen Bergman/BCC Partners
(650) 575-1509

Michelle Corral/BCC Partners
(415) 794-8662

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	September 30, 2010	December 31, 2009 (1)
Current assets:
Cash and cash equivalents	$ 12,906	$ 49,597
Short-term investments	290,396	346,614
Accounts receivable	5,553	4,801
Inventory	11,460	6,471
Other current assets	6,119	6,183
Total current assets	$ 326,434	$ 413,666

Property and equipment, net	97,686	78,263
Goodwill	76,501	76,501
Other assets	1,855	7,088
Total assets	$ 502,476	$ 575,518

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 4,403	$ 3,066
Accrued compensation	10,552	10,052
Accrued expenses	12,352	4,354
Accrued clinical trial expenses	12,759	14,167
Deferred revenue, current portion	40,232	115,563
Interest payable	58	1,805
Other current liabilities	4,476	4,009
Total current liabilities	$ 84,832	$ 153,016

Convertible subordinated notes	214,955	214,955
Capital lease obligations	17,402	18,800
Deferred revenue	69,033	76,809
Deferred gain	4,371	5,027
Other long-term liabilities	4,936	4,544
Total liabilities	$ 395,529	$ 473,151

Commitments and contingencies

Stockholders' equity:
Preferred stock	$ -	$ -
Common stock	9	9
Capital in excess of par value	1,347,800	1,327,942
Accumulated other comprehensive income	1,105	1,025
Accumulated deficit	(1,241,967)	(1,226,609)
Total stockholders' equity	$ 106,947	$ 102,367
Total liabilities and stockholders' equity	$ 502,476	$ 575,518

(1) The consolidated balance sheet at December 31, 2009 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenue:
Product sales and royalties	$ 7,230	$ 7,461	$ 21,968	$ 24,456
License, collaboration and other	30,695	2,762	91,757	8,466
Total revenue	37,925	10,223	113,725	32,922

Operating costs and expenses:
Cost of goods sold	6,245	6,134	15,430	22,139
Research and development	27,724	23,031	76,610	70,396
General and administrative	10,181	9,917	29,401	30,024
Total operating costs and expenses	44,150	39,082	121,441	122,559

Income (loss) from operations	(6,225)	(28,859)	(7,716)	(89,637)

Non-operating income (expense):
Interest income	369	560	1,225	3,160
Interest expense	(2,826)	(2,928)	(8,686)	(9,213)
Other income, net	249	120	436	368
Total non-operating expense	(2,208)	(2,248)	(7,025)	(5,685)

Loss before provision (benefit) for income taxes	(8,433)	(31,107)	(14,741)	(95,322)

Provision (Benefit) for income taxes	278	(140)	617	(479)

Net loss	$ (8,711)	$ (30,967)	$ (15,358)	$ (94,843)

Basic and diluted net loss per share	$ (0.09)	$ (0.33)	$ (0.16)	$ (1.02)

Weighted average shares outstanding used in
computing basic and diluted net loss per
share	94,213	92,789	93,972	92,621

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended Sept 30,
	2010	2009
Cash flows from operating activities:
Net loss	$ (15,358)	$ (94,843)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,499	11,076
Stock-based compensation	12,716	7,290
Deferred rent	1,084	-
Other non-cash transactions	(1,260)	(124)
Changes in operating assets and liabilities:
Accounts receivable	(752)	4,505
Inventory	(4,989)	389
Other assets	1	(1,272)
Accounts payable	1,755	(4,047)
Accrued compensation	500	(1,859)
Accrued expenses	4,090	(4,610)
Accrued clinical trial expenses	(1,408)	(1,413)
Deferred revenue	(83,107)	(2,722)
Other liabilities	(2,049)	(2,823)
Net cash used in operating activities	$ (76,278)	$ (90,453)

Cash flows from investing activities:
Purchases of investments	(315,160)	(298,054)
Sales of investments	10,290	11,923
Maturities of investments	360,906	266,202
Transaction costs from Novartis pulmonary asset sale	-	(4,440)
Purchases of property and equipment	(22,160)	(10,763)
Net cash provided by investing activities	$ 33,876	$ (35,132)

Cash flows from financing activities:
Payments of loan and capital lease obligations	(1,119)	(935)
Proceeds from issuances of common stock	7,142	3,821
Net cash provided by financing activities	$ 6,023	$ 2,886
Effect of exchange rates on cash and cash equivalents	(312)	(108)
Net decrease in cash and cash equivalents	$ (36,691)	$ (122,807)
Cash and cash equivalents at beginning of period	49,597	155,584
Cash and cash equivalents at end of period	$ 12,906	$ 32,777

CONTACT:  Investor Inquiries, Jennifer Ruddock of Nektar Therapeutics, +1-650-631-4954; or Susan Noonan of SA Noonan Communications, LLC, +1-212-966-3650, or Media Inquiries, Karen Bergman, +1-650-575-1509; or Michelle Corral, +1-415-794-8662, both of BCC Partners, for Nektar Therapeutics